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                                                                  Rule 424(b)(3)
                                                                      333-112274


            Addendum to Prospectus Supplement Dated February 27, 2004

                                                        Dated: September 1, 2004
                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $1,600,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on September 1, 2004 and terminating on September 30, 2004 is $3,350 representing an effective yield to maturity of 6.00%.

Effective as of June 21, 2004, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $1,600,000,000.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation must be received by Development Corporation for Israel by September 23, 2004.